Exhibit 4.8

Tomkins plc

THE RULES

of the

TOMKINS 2005 SHARESAVE SCHEME

Adopted by the Company in general meeting on 19 May 2005

Approved by the Inland Revenue on 23 May 2005

(Reference: SRS/2921)

Macfarlanes

10 Norwich Street

London EC4A 1BD

CONTENTS

Clause		Page
1	Definitions	1
2	Applications for Options	4
3	Grant of Options	5
4	Limitations	6
5	Exercise Price	7
6	Exercise and Lapse of Options	7
7	Substitution of Shares	10
8	Variation of Share Capital	11
9	Rights of Ordinary Shares Allotted	12
10	Availability of Shares	12
11	Listing	12
12	Transfers of Options	12
13	Relationship between the Scheme and the Option Holders’ employment and Loss of Office	12
14	Powers of the Board	13
15	General	14
16	International	14

THE TOMKINS 2005 SHARESAVE SCHEME

1	Definitions

1.1	In this Scheme the following words and expressions bear the following meanings, namely:-

Act: Income Tax (Earnings and Pensions) Act 2003;

Announcement Date: a date on which the Company announces its results for any period;

Application: an application for an Option in an Approved Form;

Approval Date: the date on which the Scheme receives formal Inland Revenue approval;

Approved Form: a form approved by the Inland Revenue;

Associated Company: in Rule 6.2.4 an associated company as defined in paragraph 47 of Schedule 3 and in Rule 6.4 an associated company as defined in paragraph 35(4) of Schedule 3;

Board: the board of directors of the Company or a duly constituted committee of it authorised and empowered to operate the Scheme;

Bonus Date: the date on which Repayments under a Savings Contract are due being the date on which a bonus is payable under the Savings Contract as specified by the Eligible Employee in his Application pursuant to Rules 2.3.3 and 2.3.4 subject to the provisions of Rule 3.3;

Company: Tomkins Plc (Registered in England No. 203531);

Control: the meaning given to it by section 840 of ICTA;

Date of Grant: the date on which an Option is granted as specified in the relevant Option Certificate;

Eligible Employee: any Employee

(i)	whose earnings from the office or employment which makes him an Employee are (or would be if there were any) general earnings to which section 15 or 21 of the Act applies; and

(ii)	who has, on the date on which the Board makes its Invitation for Applications under Rule 2.1, been in such office or employment at all times during such continuous period of time (not exceeding 5 years) if any as may be determined by the Board prior to the relevant Date of Grant.;

The Board may, at its discretion, resolve to waive or vary all or any of the above conditions in respect of any Employee (but not so that they breach the requirements of paragraph 6 of Schedule 3). Any Employee to whom the Board sends an Invitation in exercise of the discretion shall be allowed to participate in the Scheme on similar terms to all other Eligible Employees;

Employee: an employee of any company in the Group (including a director required by the terms of his employment or office to work for the Group or any part of it for 25 hours or more per week (exclusive of meal breaks)) who is not an Excluded Person;

Excluded Person: a person who has a Material Interest;

Exercise Price: the amount payable for each Ordinary Share on the exercise of an Option determined in accordance with Rule 5 as adjusted in accordance with Rule 8;

Group: the Company and its Subsidiaries for the time being or (where the context requires) the Company and/or any of its Subsidiaries;

ICTA: the Income and Corporation Taxes Act 1988;

Inland Revenue: the Board of Inland Revenue;

Invitation: the letter of invitation in the Approved Form;

Legislative Change Date: any day on which changes to the legislation affecting share option schemes approved by the Inland Revenue under the Act are proposed or made;

London Stock Exchange: the London Stock Exchange plc or any successor body;

Market Value: the middle market quotation of an Ordinary Share on the dealing day of the London Stock Exchange immediately preceding the date of the relevant Invitation (or such other dealing day, or averaged over such other dealing days, as may be agreed with the Inland Revenue) as derived from the Daily Official List of the London Stock Exchange;

Material Interest: an interest in 25% or more in the Company’s share capital contrary to paragraph 11 of Schedule 3;

Option: a right to acquire Ordinary Shares granted pursuant to the Scheme;

Option Certificate: the Option Certificate in the Approved Form;

Option Holder: an Eligible Employee or a former Eligible Employee who holds an Option in accordance with the terms of the Scheme, or where the context permits, a person becoming entitled to any such Option in consequence of the death of the original Option Holder;

Option Period: a period of six months commencing on the Bonus Date and being the period within which (subject to the provisions of the Scheme) an Option must be exercised, if at all;

Ordinary Shares: Ordinary Shares in the Company whether issued or unissued which satisfy the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3;

Repayments: repayments made to an Eligible Employee under a Savings Contract and either including or not including the bonus payable under the Savings Contract;

Rule: a rule of the Scheme, as amended from time to time;

Savings Authority: any building society within the meaning of the Building Societies Act 1986 or a bank within the meaning of the Banking Act 1987 nominated by the Board for the purpose of the Scheme;

Savings Contract: a certified contractual savings scheme within the meaning of Section 326 of ICTA entered into by the Eligible Employee which has been approved for the purposes of Schedule 3 by the Inland Revenue;

Schedule 3: Schedule 3 to the Act;

Scheme: the Tomkins 2005 Sharesave Scheme;

Specified Age: 60;

Subsidiary: a company which is for the time being a subsidiary of the Company within the definition contained in Section 736 of the Companies Act 1985 carrying on business within the United Kingdom and which is under the Control of the Company;

Treasury Shares: Ordinary Shares purchased by the Company in circumstances in which section 162A of the Companies Act 1985 applies and held in treasury;

1.2	In this Scheme (unless the context requires otherwise):-

1.2.1	any reference to any statute or statutory provisions shall be construed as including a reference to any modification, re-enactment or extension of such statute or statutory provision for the time being in force, to any subordinate legislation made under the same and to any former statutes or statutory provisions which is consolidated or re-enacted;

1.2.2	the singular includes a reference to the plural and vice versa;

1.2.3	the masculine gender shall include the feminine gender;

1.2.4	references to the exercise of an Option shall where the context so allows include the exercise of an Option in part.

1.3	Any words or expressions used in these Rules shall so far as not inconsistent with the context have the same meanings as in Schedule 3.

1.4	The Scheme shall be governed by and construed in accordance with the law of England and Wales.

2	Applications for Options

2.1	The Board may at any time during the forty-two day period immediately following the Approval Date and thereafter during the period beginning on, and ending forty-two days after, an Announcement Date or a Legislative Change Date invite Applications under the Scheme from Eligible Employees by sending Invitations to them Provided that the Board may invite Applications outside these periods in circumstances which it considers in its absolute discretion to be exceptional.

2.2	Each Invitation shall be in writing and shall specify:-

2.2.1	the Exercise Price (or the time and manner in which the Exercise Price will be communicated to Eligible Employees, which time must be prior to the Date of Grant);

2.2.2	the last date by which Applications must be received (which shall be neither earlier than 14 days nor later than 21 days after the date of the Invitation);

2.2.3	whether the Board has decided to allow Eligible Employees to choose, for the purpose of determining the number of Ordinary Shares over which an Option is to be granted, whether the payment under the Savings Contract is to be taken as including a bonus available under such Savings Contract (and, if so, which bonus) or no bonus at all; and

2.2.4	whether it is open to the Eligible Employee to choose between Savings Contracts of different durations and Bonus Dates falling on different anniversaries of the commencement of the Savings Contract and, if so, which Savings Contracts and which Bonus Dates;

and the Board may, at its discretion, determine and include in the Invitations details of the maximum number of Ordinary Shares over which Options may be granted at that time or any maximum monthly savings contribution.

2.3	Each Invitation shall be accompanied by such documents relating to the Savings Contract as the Savings Authority may prescribe and an Application which shall provide for the Eligible Employee to state:-

2.3.1	the monthly savings contribution (being a multiple of £1 and not less than the minimum amount specified in the Savings Contract) which he wishes to make under the related Savings Contract;

2.3.2	that his proposed monthly savings contribution under the Savings Contract, when added to any monthly savings contributions then being made under any other savings contract linked to an option granted under the Scheme or any other savings related share option scheme approved under Schedule 3 will not exceed the maximum permitted under Rule 4.2;

2.3.3	if he may choose whether the Repayment under the Savings Contract is to be taken to include a bonus or no bonus for the purpose described in Rule 2.2.3, his choice in that respect; and

2.3.4	if he may choose between Savings Contracts of different durations or Bonus Dates falling on different anniversaries of the commencement of the Savings Contract, his choice in those respects; and

2.3.5	to authorise the Board to enter on the form of Savings Contract such monthly savings contribution (not exceeding the maximum stated on the Application) as shall be determined pursuant to Rule 3 below.

2.4	Each Application shall be deemed to be for an Option over the largest whole number of Ordinary Shares which can be bought at the Exercise Price with the expected Repayments under the related Savings Contract at the appropriate Bonus Date taking into account the Eligible Employee’s choice under Rule 2.3.3.

2.5	Not later than the date specified in the Invitation as the last date for receipt of an Application, each person who was an Eligible Employee on the date of the Invitation may apply for an Option by submitting a duly completed Application. A person may only submit one Application in response to each Invitation which he receives.

2.6	An Application for an Option shall be in writing and shall be accompanied by such documents relating to the Savings Contract as the Savings Authority may prescribe, and the valid completion and return of such documents shall be a precondition of the grant of an Option.

3	Grant of Options

3.1	The Board shall not grant an Option to any director or employee who has ceased to be a Eligible Employee at the Date of Grant.

3.2	Subject to Rules 3.1 and 3.3, the Board shall grant an Option to each Eligible Employee who has submitted a valid Application in respect of the number of Ordinary Shares for which he is deemed to have applied within 30 days of the earliest date by reference to which the relevant Exercise Price was fixed. If the Board cannot grant Options within the 30 day period referred to in this Rule 3.2 because it is applying the scaling down provisions contained in Rule 3.3, the Options may be granted within 42 days of the earliest date by reference to which the relevant Exercise Price was fixed.

3.3	If valid Applications are received for a total number of Ordinary Shares in excess of any maximum number of Ordinary Shares determined by the Board pursuant to Rule 2.2 or any limitation under Rule 4, the Board shall scale down Applications by taking the following steps (or by such other procedure agreed by the Board in advance with the Inland Revenue):-

3.3.1	Either:-

3.3.1.1	By determining a maximum monthly savings contribution (not exceeding the limit in Rule 4.3) and reducing to that maximum any monthly savings contributions specified in the Applications which exceed that maximum. Any Application which specifies a monthly savings contribution which is the same as or less than the maximum shall be unaffected; or

3.3.1.2	By reducing the monthly savings contributions in all Applications pro rata. The reduction may not result in the monthly savings contribution being below the minimum amount specified in the Savings Contract. If it would have that effect for any Application, then the monthly savings contribution for that Application shall be the minimum amount specified in the Savings Contract;

3.3.2	If after applying either of the above steps the number of Ordinary Shares available is still insufficient to enable an Option based on the minimum monthly contributions specified in the Savings Contract to be granted to each Eligible Employee who has made an Application, then either:-

3.3.2.1	Applications shall be selected by lot, each based on a monthly savings contribution of the minimum specified in the Savings Contract or

3.3.2.2	no Options shall be granted.

3.4	Each Application shall be deemed to have been modified or withdrawn in accordance with the provisions of Rule 3.3 and the Board shall complete each Application to reflect any reduction in monthly savings contributions or other change to the Application resulting therefrom.

3.5	As soon as possible after Options have been granted the Company shall issue to each Option Holder an Option Certificate executed by the Company in such manner as the Board may from time to time prescribe. Each Option Certificate shall specify the Date of Grant of the Option, the number of Ordinary Shares over which the Option is granted and the Exercise Price. If any Option Certificate shall be worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided as the Board may reasonably require.

3.6	No amount shall be paid in respect of the grant of an Option but the maintenance of the Savings Contract by the Option Holder shall be a condition of the continuance of the Option provided that the discontinuance of a Savings Contract with a view to the exercise of an Option will not preclude the Option Holder from exercising that Option.

4	Limitations

4.1	No Options shall be granted under the Scheme later than ten years after the Approval Date.

4.2	The number of Ordinary Shares which are issued or issuable in pursuance of Options granted under the Scheme shall be limited to 10 per cent of the issued ordinary share capital of the Company on the relevant Date of Grant provided that in assessing whether the limit has been exceeded there shall be taken into account Ordinary Shares issued or issuable pursuant to options granted within the period of ten years preceding the relevant Date of Grant (excluding those which have lapsed or have been surrendered) under the Scheme or any other employees’ share schemes operated by the Company.

In assessing whether the limit in this Rule has been exceeded no account shall be taken of:-

4.2.1	Options which have lapsed or have been surrendered;

4.2.2	any option or other right which is to be satisfied by the transfer from a third party to the Option Holder of issued Ordinary Shares, unless the third party is an employee benefit trust which has itself subscribed for the Ordinary Shares, in which case only those Ordinary Shares for which it has subscribed shall count; and

4.2.3	any option or other right which has been or is to be satisfied by Treasury Shares unless then current guidelines issued by the Association of British Insurers require such shares to be taken into account.

4.3	Contributions made by an Option Holder under his Savings Contract shall not be less than £5 and shall be made in multiples of £1 per month. The maximum payments an Option Holder may make under his Savings Contract (when aggregated with the monthly payments being made under any other Savings Contracts entered into by the Option Holder and at that date still outstanding) shall be £250 per month or such other amount as may be specified in paragraph 25 of Schedule 3 from time to time.

5	Exercise Price

The Exercise Price shall be a price per Ordinary Share determined by the Board. The price may not be less than the higher of:-

5.1	the nominal value of such Ordinary Share, if the Option is an option to subscribe for Ordinary Shares; and

5.2	80% (or such other percentage as may be specified in paragraph 28 of Schedule 3 from time to time) of the Market Value of an Ordinary Share.

6	Exercise and Lapse of Options

6.1	Subject to Rules 6.2 and 6.4 below, the Option Holder may only exercise the Option if:-

6.1.1	at the date of exercise the Option Holder is employed by or holds office with a company in the Group and is not an Excluded Person; and

6.1.2	the Option Period has commenced and not expired.

6.2	The Option shall be exercisable earlier or otherwise than as provided in Rule 6.1 in the following circumstances:-

6.2.1	if the Option Holder ceases to hold office or employment with a company in the Group by reason of:-

6.2.1.1	injury or disability evidenced to the satisfaction of the Board; or

6.2.1.2	redundancy (within the meaning of the Employment Rights Act 1996); or

6.2.1.3	retirement on reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment; or

6.2.1.4	his employing company ceasing to be a member of the Group; or

6.2.1.5	the business or part of the business in which he is employed being transferred outside the Group.

In these circumstances he may exercise the Option within six months of so ceasing. To the extent that an Option so exercisable is not exercised within that period it shall lapse at the end of that period;

6.2.2	if the Option Holder dies:-

6.2.2.1	before the commencement of the Option Period while still holding office or being employed by a company in the Group. In this circumstance the Option must be exercised (if at all) within twelve months of his death by his legal personal representatives. To the extent that an Option so exercisable is not exercised within that period it shall lapse at the end of that period;

6.2.2.2	during the Option Period while still holding office or being employed by a company in the Group. In this circumstance the Option may be exercised within twelve months after the relevant Bonus Date by his legal personal representatives. To the extent that an Option so exercisable is not exercised within that period it shall lapse at the end of that period;

6.2.3	if the Option Holder ceases to hold office or employment with a company in the Group more than three years after the Date of Grant. In these circumstances he or she may exercise the Option within six months of so ceasing. To the extent that an Option so exercisable is not exercised within that period it shall lapse at the end of that period;

6.2.4	if, at the Bonus Date, the Option Holder holds an office or employment with a company which is a company over which the Company has Control or an Associated Company but which is not a member of the Group (or is a member of the Group which does not participate in the Scheme), then the Option Holder may exercise the Option during the Option Period;

6.2.5	if an Option Holder reaches the Specified Age. In this circumstance he may exercise his Option within six months after attaining that age, whether or not he retires at that age;

6.2.6	if any person obtains Control of the Company while the Option Holder holds office or is employed by a company in the Group as a result of making:-

6.2.6.1	a general offer to acquire the whole of the issued ordinary share capital of the Company not already owned by the person making the offer which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, or

6.2.6.2	a general offer to acquire all the shares in the Company which are of the same class as the Ordinary Shares.

In this circumstance the Option may, subject to Rule 6.2.8, be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. To the extent that an Option so exercisable is not exercised within such period, it shall then lapse. For the purposes of this Rule a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it;

6.2.7	if under Section 425 of the Companies Act 1985 the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, in this circumstance the Option may be exercised within six months of the court sanctioning the compromise or arrangement. To the extent that an Option so exercisable is not exercised within that period it shall then lapse;

6.2.8	if any person becomes bound or entitled to acquire shares in the Company under Sections 428-430F of the Companies Act 1985, in this circumstance the Option may be exercised at any time when that person remains so bound or entitled. To the extent that an Option so exercisable is not exercised within that period it shall then lapse;

6.2.9	if the Company passes a resolution for voluntary winding up. In this circumstance the Option may be exercised within six months of the passing of the resolution. To the extent that an Option so exercisable is not exercised within that period it shall then lapse.

6.3	If an Option Holder ceases to hold office or employment with a company in the Group less than three years after the Date of Grant for any reason other than those set out in Rules 6.2.1 or 6.2.2.1 the Option shall lapse;

6.4	No person shall be treated for the purposes of Rules 6.1, 6.2.1 and 6.3 as ceasing to hold an office or employment with a company in the Group until he ceases to hold any office or employment in the Company or any company in the Group or an Associated Company.

6.5	An Option Holder may exercise an Option once only in respect of all or any number of the Ordinary Shares comprised in the Option granted to him as adjusted in accordance with Rule 8.

6.6	If, before the earliest time when, in accordance with the provisions of this Scheme, an Option Holder may exercise an Option he gives (or under the regulations governing the Savings Contract is deemed to have given) notice that he intends to stop paying contributions thereunder, such Option shall thereupon lapse.

6.7	Exercise of an Option is to be by application in writing addressed to the Company or to such other person as the Board shall direct and specifying the number of Ordinary Shares in respect of which the Option is being exercised and accompanied by the Option Certificate, such application to be delivered or sent by prepaid post to the registered office for the time being of the Company or to such office as may from time to time be specified by the Board. Exercise of the Option is conditional on receipt of the aggregate Exercise Price (which shall not exceed the sum obtained by way of Repayments). For this purpose any Repayment shall exclude the repayment of any contribution the due date for payment of which falls:-

6.7.1	more than one month after the date on which the Repayment is made, or

6.7.2	after the end of the period within which the Option may be exercised.

6.8	Subject to such consents of any competent authority under the regulations or enactments for the time being in force as may be necessary and subject to compliance by the Option Holder with the terms of the Option the Board will not later than thirty days after receipt of the application make an allotment or transfer to or procure the allotment or transfer to the Option Holder of the number of Ordinary Shares (including for the avoidance doubt Treasury Shares) specified in the application at the Exercise Price and will deliver evidence of title to the Ordinary Shares to the Option Holder. For these purposes delivery or transfer to an Option Holder includes delivery or transfer to a nominee for the Option Holder provided that the Option Holder acquires the beneficial ownership of the Ordinary Shares delivered or transferred.

7	Substitution of Shares

7.1	Notwithstanding the provisions of Rules 6.2.6 to 6.2.8 if any company (“the Acquiring Company”) shall:-

7.1.1	obtain Control of the Company as a result of making:-

7.1.1.1	a general offer to acquire the whole of the issued ordinary share capital of the Company which offer is made on a condition that if the condition is satisfied the Acquiring Company will have Control of the Company; or

7.1.1.2	a general offer to acquire all shares of the Company which are of the same class as the Ordinary Shares; or

7.1.2	obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under Section 425 of the Companies Act 1985; or

7.1.3	become bound or entitled to acquire shares in the Company under Sections 428 to 430F of the Companies Act 1985;

any Option Holder may at any time within the appropriate period (as defined in Rule 7.2 below) by agreement with the Acquiring Company release his Option under the Scheme (“the Old Option”) in consideration of the grant to him of an option (“the New Option”) which is equivalent (as defined in Rule 7.3 below) to the Old Option but relates to shares in a company other than the Company (being either the Acquiring Company or some other company within the provisions of paragraph 18(b) or (c) of Schedule 3). The New Option shall, for all the purposes of the Scheme, be treated as having been acquired at the same time as the Old Option.

7.2	For the purposes of Rule 7.1 above the appropriate period means:-

7.2.1	in a case falling within Rule 7.1.1 a period of six months beginning with the time when the Acquiring Company has obtained Control of the Company and (if applicable) any condition subject to which the offer is made is satisfied;

7.2.2	in a case falling within Rule 7.1.2 the period of six months beginning with the time when the court sanctions the compromise or arrangement; and

7.2.3	in a case falling within Rule 7.1.3 the period during which the Acquiring Company remains bound or entitled as mentioned in that Rule.

7.3	For the purposes of Rule 7.1 above the New Option shall be equivalent to the Old Option if the requirements of paragraph 39(4)(a) to (d) inclusive of Schedule 3 are met.

7.4	For the avoidance of doubt if the Option Holder does not release his rights pursuant to the provisions of this Rule or exercise his Option pursuant to the provisions of Rules 6.2.6 to 6.2.8 within the periods permitted by those rules then all such Options held by him shall lapse.

7.5	If, in accordance with this Rule 7, an Old Option is released and a New Option granted, the New Option shall not be exercisable under Rules 6.2.6 to 6.2.8 by virtue of the event by reason of which the New Option was granted.

7.6	Notwithstanding the definitions contained in Rule 1, if an Old Option is released in consideration of the grant of a New Option (pursuant to the provisions of Rule 7.1) Rule 1 and Rules 6 to 13 inclusive shall in relation to the New Option be construed as if references directly or indirectly to “the Company” and to “Ordinary Shares” were references to the Acquiring Company and to shares in the capital of the Acquiring Company or of some other company which satisfies the provisions of paragraphs 18 to 22 of Schedule 3 (except that reference to the Company in the definition of the Group shall continue to refer to Tomkins plc).

8	Variation of Share Capital

8.1	On any variation of the share capital of the Company (whether by way of capitalisation or rights issue or sub-division or consolidation of the Ordinary Shares) the Exercise Price and the number of Ordinary Shares comprised in an Option shall be varied in such manner as the Board shall determine and such decision of the Board shall be final and binding on the Option Holder and the Company provided that:-

8.1.1	no adjustment to the Exercise Price shall be made pursuant to the provisions of this Rule which would result in any Ordinary Shares being issued unlawfully at a discount and if in the case of any such Ordinary Shares such an adjustment would but for this proviso have so resulted the Exercise Price payable for such Ordinary Shares shall be the nominal amount thereof;

8.1.2	no such variation shall be made until the Inland Revenue has approved such variation.

9	Rights of Ordinary Shares Allotted

Ordinary Shares to be allotted pursuant to the exercise of any Option shall rank pari passu in all respects and as one class with the Ordinary Shares in issue at the date of allotment and Ordinary Shares allotted or transferred shall rank in full for all dividends the record date of which falls on or after the date of exercise of the Option but shall not rank for any dividend the record date of which precedes the date of exercise of the Option.

10	Availability of Shares

The Company shall at all times have available sufficient unissued ordinary share capital or Treasury Shares to meet any exercise of any Option taking into account any arrangements made by the Company to procure the transfer by a third party to the relevant Option Holder of Ordinary Shares to satisfy (whether in full or in part) the exercise of any Option.

11	Listing

If Ordinary Shares of the Company are listed on the London Stock Exchange, the Company will at its expense make application for and use its reasonable endeavours to obtain a listing on the London Stock Exchange for all Ordinary Shares allotted pursuant to the exercise of any Option.

12	Transfers of Options

12.1	No Option granted pursuant to this Scheme nor the benefit thereof may be transferred assigned charged or otherwise alienated. If an Option Holder attempts to transfer, assign, charge or otherwise alienate his Option, that Option shall lapse immediately and the Board shall not knowingly permit its exercise.

12.2	If an Option Holder is adjudged bankrupt or does or suffers an act or thing whereby he would or might be deprived of the legal or beneficial ownership of an Option that Option shall lapse immediately and the Board shall not knowingly permit its exercise.

12.3	Nothing in this Rule shall prohibit the transmission of an Option to the Option Holder’s personal representatives on his death.

13	Relationship between the Scheme and the Option Holders’ employment and Loss of Office

13.1	Options granted under the Scheme and any profits or gains made as a result of such Options are not pensionable under any of the Group’s pension arrangements.

13.2	Participation in the Scheme does not:-

13.2.1	confer upon any person any right to participate in the Scheme at any time in the future either at all or on any particular basis;

13.2.2	confer upon any person any right to continue in employment with any member of the Group;

13.2.3	restrict the right of any member of the Group to terminate the employment of any Option Holder without liability at any time with or without cause;

13.2.4	impose upon the Board any duty to exercise any power or discretion under the Scheme to the advantage of the Option Holder; or

13.2.5	impose upon any member of the Group or the Board or their representative agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

13.2.5.1	the loss of an Option Holder’s Option(s) under the Scheme;

13.2.5.2	the loss of an individual’s eligibility to be granted Option(s) under the Scheme; and/or

13.2.5.3	the manner in which any power or discretion under the Scheme is exercised or the failure or refusal of any person to exercise any power or discretion under the Scheme.

13.3	Options under the Scheme shall not afford to an Option Holder any additional right to compensation on the termination of his employment which would not have existed had the Scheme not existed and, accordingly, any individual who participates in the Scheme shall waive any rights to compensation or damages in consequence of the termination of his office or employment with a company in the Group for any reason whatsoever insofar as these rights arise or may arise from him ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights and/or entitlements notwithstanding any provision to the contrary in his contract of employment.

14	Powers of the Board

14.1	The decisions of the Board shall be final and binding in all matters relating to the Scheme, save where expressly provided otherwise.

14.2	The Board may at any time discontinue the grant of further Options or decide in any year not to grant any Options. If the Scheme is discontinued the provisions of the Scheme shall nevertheless continue in full force and effect in relation to Options then subsisting.

14.3	The Board may amend any of the provisions of the Scheme in any way it thinks fit save that:-

14.3.1	no amendment which is to the advantage of Option Holders may be made to the provisions relating to:-

(i)	the persons to whom Options may be granted under the Scheme;

(ii)	the limitations in Rules 4.2 or 4.3;

(iii)	the maximum entitlement for any one Option Holder;

(iv)	the basis for determining an Option Holder’s entitlement to, and the terms of, Options;

(v)	the basis for the adjustment of Options under Rule 8;

without the prior approval of the Company in general meeting provided that amendments may be made to the Scheme without such approval if they are minor amendments to benefit the administration of the Scheme or to take account of any change in legislation or amendments to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders, the Company or the Group;

14.3.2	it may not modify the terms of an Option already granted except with the consent of the Option Holder;

14.3.3	no amendment of a key feature shall have effect until approved by the Board of the Inland Revenue (where the Scheme is to remain approved) provided that Inland Revenue approval shall not be required in respect of any alteration to any schedule attached hereto. (For this purpose a key feature is one which relates to a provision that is necessary in order to meet the requirements of Schedule 3).

14.4	The Board shall have the power from time to time to make and vary such regulations (not being inconsistent with the Scheme) for the implementation and administration of the Scheme as it may think fit.

15	General

15.1	The costs of introducing, operating and administering the Scheme (including but not limited to those relating to the issue of Ordinary Shares upon the exercise of the Option) shall be payable by the Company.

15.2	A person who is not a party to an Option has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Option but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999.

16	International

16.1	Notwithstanding any other provision of this Scheme, the Board may from time to time amend or alter the provisions of the Scheme and the terms of Options as they may in their absolute discretion consider necessary or desirable to comply with or take account of relevant overseas legal, taxation or securities laws provided that such alterations or amendments shall be made in accordance with the provisions of Rule 14.

16.2	Any alteration or amendment to this Scheme made in pursuance of Rule 16.1 in relation to the operation of the Scheme in a particular jurisdiction shall be contained in a separate Schedule in respect of the operation of the Scheme in that jurisdiction to be attached hereto.